The Corporations Act
Loi sur les corporations
ARTICLES OF AMENDMENT
CLAUSES MODIFICATRICES

1.		Name of corporation / Dénomination sociale	2.	Business Number / Numéro d’entreprise
		CANWEST MEDIAWORKS INC.		89458 5215

3.	a)	The amendment to the articles has been authorized by: / La modification apportée aux status a été autorisée par résolution des :

		directors /administrateurs	[ ]

		shareholders / actionnaire	[X]

		members / members	[ ]

	b)	under section / conformément à l’article 167(1)(a)

	c)	and the articles are amended as follows: / et les statuts de la corporation sont modifies de la façon suivante :

To change the name of the corporation to Canwest Media Inc.

Date / Date	Signature	Office held / Poste

January 8, 2008	/s/ Riva J. Richard	Riva J. Richard, Assistant Secretary
Instructions:
Specify the provision of the Act that authorizes the amendment, and the changes that are being made. Specify whether amendment was authorized by directors or shareholders. It is not necessary to attach a copy of the authorizing resolution.

Directives:
Mentionner la disposition applicable de la Loi ainsi que les modifications apportée aux status. Indiquer également s’il s’agit d’une modification autorisée pas les administrateurs our par les actionnaires. Il n’est pas nécessaire de fournir unecopie de la resolution qui autorise la modification.

 FORM 10 / FORMULE 10
OFFICE USE ONLY / RÉSERVÉ À l’ADMINISTRATION
Corporation Number: / N° de la corporation : 5158665